EXHIBIT 99.1

Press Contacts:	Denny Bilter or Aaron Graham
CIENA Corporation
(877) 857-7377
email: pr@ciena.com

Investor Contacts:	Suzanne DuLong or Jessica Towns
CIENA Corporation
(888) 243-6223
email: ir@ciena.com

FOR IMMEDIATE RELEASE

CIENA ANNOUNCES INTENT TO ACQUIRE AKARA

     Enhances Storage-Over-Distance Offerings as Part of Its LightWorks Services Strategy

LINTHICUM, Md. – August 21, 2003 – CIENA® Corporation (NASDAQ: CIEN), a leading global provider of innovative network solutions, today announced that it has reached a definitive agreement to acquire privately-held Akara Corporation. A Delaware corporation with development facilities in Ottawa, Ontario, with approximately 50 employees, Akara is an emerging leader in the growing market of SONET/SDH-based extended storage area networking (SAN), or storage-over-distance solutions for enterprises and carriers. Akara is focused on the opportunity arising as medium and large businesses look to meet higher data storage standards to ensure business continuity and disaster recovery.

Under the terms of the acquisition agreement, Akara will merge with a wholly-owned subsidiary of CIENA, and all remaining outstanding shares of Akara common and preferred stock will be exchanged for an aggregate consideration of $45 million consisting of $31 million in cash and $14 million in shares of CIENA common stock. The number of CIENA shares to be issued will be determined based on the average closing price of CIENA common stock on the Nasdaq Stock Market on the ten trading days preceding the closing date.

This transaction is subject to various conditions. The boards of directors of both CIENA and Akara, and the holders of a majority of Akara’s stock, have approved the transaction. It is expected that this transaction will close during CIENA’s fourth fiscal quarter 2003. The CIENA stock to be issued to Akara shareholders in the transaction has not been registered with the Securities and Exchange Commission or any state or Canadian authority and may not be offered or sold until they are appropriately registered unless an exemption from registration is available.

RBC Capital Markets was the sole advisor to Akara in relation to this transaction.

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CIENA Announces Intent to Acquire Akara/August 21, 2003/Page 2 of 2

ABOUT CIENA
CIENA Corporation delivers innovative network solutions to the world’s largest service providers, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

ABOUT AKARA
Akara, the Storage over SONET market leader, is the only equipment supplier with a singular focus on extending business continuance applications between data centers with the lowest MByte per mile cost across existing MAN/WAN networks. Akara’s solutions significantly reduces operational and capital expense by leveraging the existing SONET/SDH, dark fiber or DWDM networks, and ensures the performance of Fibre Channel, ESCON, FICON and Gigabit Ethernet in geographically dispersed business continuance applications. Akara has offices in Ottawa, Ontario and Dallas, Texas. Visit Akara online at www.Akara.com.